UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2006

_________________

AKSYS, LTD.
(Exact name of registrant as specified in its charter)

000-28290
(Commission File Number)

Delaware	36-3890205
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Two Marriott Drive
Lincolnshire, Illinois  60069
(Address of principal executive offices, with zip code)

(847) 229-2020
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On August 14, 2006, Aksys, Ltd. (“Aksys”) announced a restructuring focused on the development and launch of Aksys’ next-generation Personal Hemodialysis System (PHD) while simultaneously lowering quarterly operating expenses.  As part of the restructuring plan, Aksys will focus on marketing and servicing the existing PHD machine in a small number of key markets and will exit several current markets by the end of the fourth quarter 2006.  Aksys believes that the restructuring will be completed by the end of the fourth quarter of 2006.

Aksys expects to incur costs related to the restructuring, including employee related costs and contract termination costs, but as of the date of this Form 8-K, Aksys is unable in good faith to make a more precise determination or estimate or range of estimates of costs expected to be incurred in connection with the restructuring in total or for each major type of cost associated with the restructuring, or of the amount of such costs that will result in additional future cash expenditures.  The range of costs and other charges Aksys expects to incur in connection with this restructuring is subject to a number of assumptions.  Aksys may also incur other material charges not currently contemplated due to events which may occur as a result of, or associated with, its decision to restructure. Aksys will provide additional disclosure when it makes a determination or estimate of other restructuring costs and the amount of such costs that will result in additional future cash expenditures.

Aksys issued a press release on August 14, 2006, relating to the restructuring plan, a copy which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

Ex. No.	Document
99.1	Press Release dated August 14, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2006

AKSYS, LTD.

/s/ Laurence P. Birch
By: Laurence P. Birch
Its: Senior Vice President and Chief Financial Officer